Exhibit 3.1

Amendments to

the Bylaws of NIC Inc.

(Adopted February 3, 2009)

1.	Section 2.4 of the Bylaws was amended to read as follows:

Section 2.4.      Quorum. Except as otherwise provided by law or by the Articles of Incorporation or these Bylaws, the presence in person or by proxy of the holders of a majority of the outstanding shares of stock of the corporation entitled to vote thereat shall constitute a quorum at each meeting of the stockholders and all questions other than the election of directors shall be decided by a majority of the shares so represented in person or by proxy at the meeting and entitled to vote thereat. The stockholders present at any duly organized meeting may continue to do business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

2.	Section 6.1 of the Bylaws was amended to read as follows:

Section 6.1.      Stock. The shares of the corporation shall be represented by certificates or shall be uncertificated. Each registered holder of stock represented by a certificate, upon written request to the corporation, shall be provided with a certificate of stock representing the number of shares owned by such holder. Certificates representing the corporation’s capital stock, if any, shall be in such form as required by law and as approved by the principal executive officer of the Company, who shall thereafter promptly communicate notice of such change to the Board. Each such certificate shall be signed (either manually or by facsimile) in the name of the corporation by the Chair or Vice Chair of the Board, President or any Vice-President, and by the Treasurer or an assistant treasurer, or the Secretary or an assistant secretary of the corporation. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.